EXHIBIT 10.21


                          EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of ___________, 2000 (the "Effective Date") by and between 1st NET TECHNOLOGIES, INC., a Colorado corporation (the "Company") and F. SCOTT QUATTROMANI (hereinafter referred to as "Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as each or any "Party."

                                 RECITALS:

     A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

     B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                AGREEMENT:

     In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.  Employment

    1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

    1.2 Executive shall be the Secretary of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company may from time to time prescribe.

    1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, and to perform his other duties as described in the attached Exhibit A, provided, however, that at all times during his employment Executive shall be subject to the direction and policies from time to time established by the Board of Directors of the Company.

    1.4 Unless the Parties otherwise agree in writing, during the employment term, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel to other locations in connection with the Company's business.

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2.  Loyal and Conscientious Performance.

   2.1 Except as set forth below, Executive shall devote his full energies, interest, abilities and productive time to the proper and efficient performance of this Agreement.

    2.2 Company acknowledges that Executive is presently an employee of Children's Technologies, Inc., a Nevada corporation ("CTG"), of which Company owns approximately sixty percent (60%) of the outstanding common stock as of the Effective Date of this Agreement.

    2.3 Further, notwithstanding the fact that Executive is an attorney licensed in the State of California, Company shall at no time request, and Executive shall at no time act, in any capacity as either the General Counsel or an attorney for Company.

    2.4 Company is relying instead on Executive's financial, business and management skills as evidenced by Executive's prior employment as a Tax Consultant and academic record of post-graduate tax and business school education.

3.  Employment At Will.

    Executive understands and agrees that employment with the Company is at will, which means that either Executive or the Company may terminate this Agreement at any time, with or without cause or notice. In addition, the Company reserves the right to eliminate or change any term or condition of employment at any time with or without cause or notice. Executive further agrees that only the Chief Executive Officer of the Company has authority to make any agreement contrary to the terms in this Agreement, and any modification of the at-will nature of the employment must be in writing and executed by Executive and the Chief Executive Officer of the Company.

4.  Compensation of Executive.

    4.1 During each fiscal year during the term of this Agreement, the Company shall pay Executive a salary (the "Base Cash Salary") of $2,000 per month, payable in accordance with standard Company payroll procedures. Such Base Salary shall be prorated for any partial employment on the basis of a 365 day fiscal year.

   4.2 During each fiscal year during the term of this Agreement, the Company shall pay Executive a salary (the "Base Stock Salary") of 5,000 shares of Company's Common Stock per month, payable within fifteen (15) calendar days of the last business day of the calendar month for which the Base Stock Salary was earned.

    4.3 Executive's compensation may be changed from time to time by mutual agreement of Executive and the Board of Directors of the Company. Any such agreement shall be evidenced by a written amendment of this Agreement, which, among other things, shall specify with particularity any change in Executive's compensation and the date or dates when each such change shall become effective.

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   4.4  Executive's performance shall be reviewed by the Board of Directors of the Company on a periodic basis (but not less than once in each fiscal year during the term of this Agreement) and the Board may, in its sole discretion, award such additional bonuses to Executive as shall be appropriate or desirable based on Executive's performance.

    4.5 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

5.  Other Benefits.

    5.1 Executive shall be eligible to participate in and be covered by any pension and profit sharing, life insurance, accident insurance, health insurance, hospitalization, disability, medical reimbursement or other plan(s) maintained from time to time by the Company for its employees.

    5.2 During each fiscal year of the term of this Agreement, Executive shall be entitled to vacation not to exceed fifteen (15) business days in each such fiscal year at full salary. It is understood that all vacations shall be taken during the year earned. Executive agrees that such vacation shall be taken only at such times as the Company shall from time to time determine. In addition to the above annual vacation, Executive shall be entitled to additional time, also at full salary, to attend such professional meetings or continuing professional education courses as the Board of Directors of the Company shall from time to time determine. Executive shall be entitled to a reasonable time off, also at full salary, for sickness or matters of personal emergency up to a maximum of ten (10) days per year.

    5.3 The Company shall pay on Executive's behalf, or reimburse Executive for, expenses incurred in connection with his employment, including the cost of attending professional conventions, meetings, and entertainment expenses for entertainment aiding the development of the Company. Executive is expected and encouraged to incur reasonable expenses for promotion, travel and entertainment in the course of his employment, and the cost of such activities shall be at the expense of Company.

6.  Indemnification by the Company.

    The Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorneys' fees, judgments, fines, settlements and other amounts actually and necessarily incurred in connection with any proceeding arising by reason of Executive's employment by the Company. The Company shall also advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.

7.  Termination.

    7.1 The Company may terminate this Agreement for cause by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. Grounds for the Company to terminate this Agreement "for cause" shall include the occurrence of any of the following events:

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        (a)  Executive's performance of any action when specifically instructed not to do so by the Board of Directors of the Company;
             or

        (b)  Executive's conviction of any crime involving moral turpitude.

    7.2 Any notice of termination given pursuant to this Section 7 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered.

    7.3 This Agreement shall terminate without notice upon the date of Executive's death or the date when Executive becomes "completely disabled" as that term is defined in Section 9.2.

    7.4 If this Agreement is terminated pursuant to Sections 7.1 (a) or 7.1(b), the Board of Directors of the Company may, in its sole discretion and subject to its other obligations under this Agreement, relieve Executive of his duties under this Agreement and assign Executive other duties and responsibilities to be performed until the termination becomes effective.

8.  Death or Disability During Term of Employment.

    8.1 Upon termination of Executive's employment pursuant to Section 7.3, Executive or his estate or personal representative, as the case may be, shall be entitled to receive such portions of Executive's Base Salary set forth in
Section 4.1 for the periods described below following the date of death or the date when Executive becomes completely disabled:

         (a)  100% of Base Salary for first 6 months;

         (b)  50% of Base Salary for months 7 through 12; and

         (c)  25% of Base Salary for months 13 through 24.

    8.2 To the extent Executive receives disability payments from Company's disability policy during the above periods, such disability payments will reduce the amounts payable to Executive under the above formula.

    8.3 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term "completely disabled" shall mean the inability of Executive to perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board of Directors of the Company, based upon medical advice or the opinions provided by two licensed physicians acceptable to the Board of Directors of the Company, determines to have incapacitated Executive from satisfactorily performing all of his usual services for the Company during the foreseeable future. Based upon such medical advice or opinion, the action of

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the Board of Directors of the Company shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement.

9.  Executive's Duties on Termination; Confidential Information.

    Upon termination of this Agreement, Executive shall promptly deliver to the Company all equipment, notebooks, documents, memoranda, reports, files, books, correspondence, lists or other written or graphic records, and the like, relating to the Company's business, which are or have been in Executive's possession or under his control.


10. Assignment and Binding Effect.

    This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, administrators and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

11. Notices.

    All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Company:
       1st Net Technologies, Inc.
       11415 West Bernardo Court
       San Diego, California 92127
       Attn: Board of Directors

    If to Executive:
       F. Scott Quattromani, Esq.
       1147 W. Palm St.
       San Diego, California 92103

    Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

12. Choice of Law.

    This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

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13. Integration.

    This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

14. Waiver.

    No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15. Severability.

    The unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

16. Interpretation; Construction.

    The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17. Representations and Warranties.

    Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between Executive and any other person or entity.

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:                                       EXECUTIVE:

Children's Technology Group, Inc., a Nevada    F. Scott Quattromani
CORPORATION

                                               By: __________________________
By: ____________________________________           F. Scott Quattromani
Name: __________________________________
Title: _________________________________

By: ____________________________________
Name: __________________________________
Title: _________________________________

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                                   Exhibit A

                          EMPLOYMENT AND COMPENSATION


POSITION:     Vice President of Business & Legal Affairs

DUTIES:

     (1) Responsible for worldwide legal services for the Company, including management and budgeting of in-house legal staff;

     (2) Responsible for management and budgeting of worldwide outside legal services for the Company, including selection of outside counsel and negotiation of fee arrangements;

     (3) Perform as Corporate Secretary of the Company;

     (4) Perform other executive management activities (such as finance, mergers & acquisitions and human resources) as may be determined jointly by the Reporting Manager and the Employee from time to time; and

     (5) Enhance the visibility and reputation of the Company in the venture and software communities at the regional, national and international levels.

REPORTING MANAGER:          Chief Executive Officer

SALARY:   (1)
          (2)

SIGNING BONUS:

VACATION:      10 paid vacation days per calendar year.